Exhibit 99.1

October 31, 2022 at 8:29:31 AM PDT

Dear Dr. Kao, Board Chairman,

In order to devote more time to my family and my own company, and to allow RBB to focus on growing its business instead of spending more time and resource to resolve lengthy investigation and discussions, I decide to resign immediately from my Board Director positions of RBB Bancorp and RBB Bank as well as all roles related to RBB Bancorp and RBB Bank.

B Rgds,

Peter